CUSIP NO. 458381100	Page 10 of 10

EXHIBIT 99.01

JOINT FILING AGREEMENT

     Each of the undersigned hereby agrees and consents that the Schedule 13G/A filed herewith (the “Schedule 13G/A”) by Quintiles Transnational Corp. (“Quintiles”) is filed on behalf of each of them pursuant to the authorization of the undersigned to make such filing and that such Schedule 13G/A is filed jointly on behalf of each of them, pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, including Rule 13d-1(k)(1). Each of the undersigned hereby agrees that such Schedule 13G/A is, and any further amendments to the Schedule 13G/A will be, filed on behalf of each of the undersigned. Each of the persons is not responsible for the completeness or accuracy of the information concerning the other persons making this filing unless such person knows or has reason to believe that such information is inaccurate. This agreement may be signed in counterparts. This agreement is effective as of February 14, 2005.

PHARMA SERVICES HOLDING, INC.
By:	/s/ John S. Russell
	Name:	John S. Russell
	Title:	Executive Vice President and Corporate Secretary

PHARMA SERVICES INTERMEDIATE HOLDING CORP.
By:	/s/ John S. Russell
	Name:	John S. Russell
	Title:	Executive Vice President and Corporate Secretary

QUINTILES TRANSNATIONAL CORP.
By:	/s/ John S. Russell
	Name:	John S. Russell
	Title:	Executive Vice President, General Counsel and Chief Administrative Officer

PHARMABIO DEVELOPMENT INC.
By:	/s/ Ronald J. Wooten
	Name:	Ronald J. Wooten
	Title:	President